Exhibit 99.1

ARIAD Announces Full Enrollment in Phase 3 Succeed Trial
Evaluating Ridaforolimus in Patients with Metastatic Sarcomas

CAMBRIDGE, Mass.--(BUSINESS WIRE)--December 17, 2009--ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA) today announced the completion of patient enrollment in its pivotal, Phase 3 clinical trial of oral ridaforolimus, its investigational mTOR inhibitor, in patients with metastatic soft-tissue and bone sarcomas. The Company believes that this international study is the largest clinical trial to be conducted in patients with sarcomas. It was initiated in September, 2007 and took just over two years to fully accrue.

“We are extremely proud of this accomplishment,” stated Harvey J. Berger, M.D., chairman and chief executive officer of ARIAD. “Achieving full patient enrollment in the SUCCEED clinical trial was a major global undertaking, and our many R&D groups deserve tremendous recognition for their work. We are very pleased to have achieved this milestone in the timeframe that we established at the outset and now look forward to completing the trial and reporting data from the study next year.”

The SUCCEED (Sarcoma Multi-Center Clinical Evaluation of the Efficacy of Ridaforolimus) trial is a randomized, double-blind, placebo-controlled Phase 3 study of oral ridaforolimus in patients with metastatic sarcoma who have benefited from prior chemotherapy. The primary endpoint of the trial is progression-free survival (PFS).

The trial is designed to assess approximately 650 patients who are randomized (1:1) to oral ridaforolimus or placebo at approximately 145 sites in nearly 25 countries. The trial is 90 percent powered to detect a 33 percent increase in median progression-free survival (corresponding to a hazard ratio of 0.75) comparing the ridaforolimus arm with the placebo arm.

In September, the independent Data Monitoring Committee (DMC) of the SUCCEED trial completed the first interim efficacy analysis as specified by the study protocol and recommended that the trial continue to full patient enrollment and completion. The DMC made this recommendation after reviewing the pre-specified statistical analyses and available data on the safety and efficacy of oral ridaforolimus. A second interim efficacy analysis is expected at approximately the end of the first quarter of 2010 based upon approximately two-thirds of the total number of progression-free survival events anticipated in the trial. Final data analysis from the SUCCEED trial is expected in the second half of 2010.

ARIAD has a Special Protocol Assessment (SPA) with the U.S. Food and Drug Administration for the SUCCEED trial. The European Medicines Agency has provided protocol advice regarding the trial design as part of its Protocol Assistance program.

ARIAD and its partner, Merck & Co., Inc., have a global collaboration to jointly develop and commercialize ridaforolimus in oncology.

About Sarcoma

Sarcomas are a group of aggressive cancers of connective tissue of the body for which there are currently limited treatment options. Sarcomas can arise anywhere in the body and are divided into two main groups – bone tumors and soft-tissue sarcomas. They are further subdivided based on the type of cell or tissue which the tumor resembles. In 2009, the American Cancer Society estimates that approximately 10,600 new cases of soft-tissue sarcomas will be diagnosed in the United States, and more than 3,800 Americans will die of the disease. In addition, approximately 2,600 new cases of bone sarcomas will be diagnosed and nearly 1,500 deaths are estimated. There has been no new approved therapy in the U.S. for patients with soft-tissue or bone sarcomas in more than 20 years.

About Ridaforolimus

Ridaforolimus is a targeted and potent small-molecule inhibitor of the protein mTOR that acts as a central regulator of protein synthesis, cell proliferation, cell cycle progression and cell survival. ARIAD is collaborating with Merck & Co., Inc. to globally develop and commercialize ridaforolimus. In addition to the SUCCEED trial, several Phase 2 and Phase 1 clinical trials of ridaforolimus, both alone and in combination with targeted therapies, are ongoing.

Ridaforolimus has been designated both as a fast-track and orphan drug product by the U.S. Food and Drug Administration (FDA) and as an orphan drug by the European Medicines Agency (EMEA) for the treatment of soft-tissue and bone sarcomas. ARIAD and Merck are pursuing this indication as the initial registration path for ridaforolimus.

About ARIAD

ARIAD’s vision is to transform the lives of cancer patients with breakthrough medicines. The Company’s mission is to discover, develop and commercialize small-molecule drugs to treat cancer in patients with the greatest and most urgent unmet medical need – aggressive cancers where current therapies are inadequate. ARIAD’s lead product candidate, ridaforolimus, is an investigational mTOR inhibitor in Phase 3 clinical development in patients with advanced sarcomas and is being developed in collaboration with Merck & Co., Inc. ARIAD’s second product candidate, AP24534, is an investigational multi-targeted kinase inhibitor in Phase 1 clinical development in patients with hematological cancers. ARIAD has an exclusive license to pioneering technology and patents related to certain NF-κB cell-signaling activity, which may be useful in treating certain diseases. For additional information about the Company, please visit http://www.ariad.com.

This press release contains “forward-looking statements” including, but not limited to, statements relating to the anticipation of the pending second interim and final analyses in the study, clinical data from the SUCCEED trial and the potential clinical opportunities of ridaforolimus. Forward-looking statements are based on management's expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, clinical data that may not be replicated in later-stage clinical studies, the costs associated with our research, development, manufacturing and other activities, the conduct, timing and results of pre-clinical and clinical studies of our product candidates, the adequacy of our capital resources and the availability of additional funding, and other factors detailed in the Company's public filings with the U.S. Securities and Exchange Commission. The information contained in this press release is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.

CONTACT:
ARIAD Pharmaceuticals, Inc.
Maria E. Cantor, 617-621-2208